Exhibit 99.1

       Hercules Announces Sale of Concuity, Inc., a Technology
                    and Service Solutions Company

    PALO ALTO, Calif.--(BUSINESS WIRE)--Dec. 6, 2006--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), a leading specialty finance company providing debt and equity growth capital to venture capital and private equity backed technology and life science companies, announced on Dec. 5, 2006, the sale of Concuity Inc., a previously rated 4 portfolio company, to Trintech Group plc for $8.25 million. Hercules' debt investment will be fully repaid with the sale of the company. Concuity offers industry-leading solutions to increase hospital revenue by identifying and correcting payer non-compliance issues in the contract revenue cycle.

    About Hercules Technology Growth Capital, Inc.:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules' strategy is to evaluate and invest in a broad range of ventures active in technology and life science industries and to offer a full suite of growth capital products up and down the capital structure to prospective clients ranging from early-stage growth to expansion stage companies. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit www.HerculesTech.com, or www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

    About Concuity, Inc.:

    Concuity, Inc., offers industry-leading solutions to increase hospital revenue by identifying and correcting payer non-compliance issues in the contract revenue cycle. Founded in 2000 by a group of healthcare industry visionaries, Concuity improves its customers' bottom lines by delivering technology and service solutions to create and negotiate better contracts, ensure accurate implementation and compliance, and collect what's owed. Clients include University of Utah Hospitals and Clinics, Salt Lake City, UT, Riverside Medical Center, Kankakee, IL and Providence Health System, Seattle, WA. Concuity is headquartered in Vernon Hills, Ill. For more information, call 847-941-9231 or visit www.concuity.com.

    Forward Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

    CONTACT: Hercules Technology Growth Capital, Inc.
             Sally Borg, 650-289-3066
             sborg@herculestech.com
             Main, 650-289-3060
             info@herculestech.com